Filed under SEC

                                                  Rule 424 (b)(2)
                                        Registration No. 33-44271

                HILB, ROGAL AND HAMILTON COMPANY

                         SUPPLEMENT TO
               PROSPECTUS DATED FEBRUARY 12, 1992

                  RELATING TO ACQUISITIONS OF
                  GOW MANAGEMENT SERVICES, INC.
                               AND
                    S. H. GOW & COMPANY, INC.

     The following information is furnished to supplement and complete the information contained in the Prospectus dated
February 12, 1992, relating to the offering of shares of the Common Stock of Hilb, Rogal and Hamilton Company (the "Company") to the shareholders of Gow Management Services, Inc. ("GMS") of Buffalo, New York to consummate the merger of GMS and the Company and the subsequent acquisition by GMS of certain assets of S. H. Gow & Company, Inc. ("Gow") also of Buffalo, New York in exchange for cash and deferred cash payments. GMS and Gow are separate corporations with the same ownership structure.

                    Terms of the Transaction

     (a) (1) Effective January 1, 1997, a subsidiary of the Company will consummate an Agreement of Merger with GMS whereby the shareholders of GMS will receive shares of Common Stock of the Company valued at $300,000 based on the average closing price for the period December 2, 1996 through December 6, 1996 ("Shares") subject to (i) all necessary corporate approvals of each corporation, (ii) all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained, and (iii) all other conditions precedent as outlined in the Agreement of Merger (see
Exhibit  2.29).   The  number  of  shares  distributed   to   the
shareholders of GMS will be adjusted based upon the final determination of net worth as defined in the Agreement of Merger.

     Hilb, Rogal and Hamilton Company of Buffalo, a newly formed subsidiary of the Company, will merge into Gow Management
Services, Inc. and the surviving corporation will be a wholly-owned subsidiary of the Company (the "Merger").

     Immediately following the Merger, the shareholders of Gow have agreed to sell assets of Gow's insurance agency operations including their insurance customer lists, expiration lists and records, book of business, business records, files and daily reports; furniture, fixtures and equipment; rights and interest in and to agency and other agreements; certain maintenance agree ments; and goodwill to GMS, which will be a wholly-owned subsidiary of the Company, in exchange for $2,475,000 in cash and three installments payable based upon profits realized in the subsequent three year period which can increase the purchase price up to a maximum of $1,278,450 in each year (subject to a minimum of $675,000 in each year) payable in 14, 26 and 38 months. Each contingent payment includes interest imputed at the lowest federal rate allowed pursuant to Section 1274 of the Internal Revenue Code of 1986 with monthly compounding.

     The acquisition is subject to (i) all necessary corporate approvals of each corporation, (ii) all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained, and (iii) all other conditions precedent as outlined in the Agreement of Purchase and Sale (see Exhibit 2.30).

     The assets purchased will be incorporated into the assets of Gow Management Services, Inc., a wholly-owned subsidiary of the Company.

     In addition, the shareholders of GMS and Gow will enter into covenants not to compete in exchange for $600,000 in cash and three installments payable equal to 32.95% of the amount by which the installment payments exceed $675,000 pursuant to the Agreement of Purchase and Sale with Gow.

          (2) The acquisitions of GMS and Gow by the Company have been agreed upon because the Company is engaged in the business of owning insurance agencies and because the shareholders of GMS and Gow have determined that a merger with the Company is beneficial to the growth of their insurance operations.

     The combined operations will add approximately 80 employees and approximately $5,600,000 of revenues to the Company.

          (3) Gow was incorporated in 1953 and elected S Corporation status as provided by the Internal Revenue Code in 1987. Gow has 100 authorized shares of Class A, voting common stock, $1 par value. There are 76 shares issued and outstanding. Gow has 2,900 authorized shares of Class B, non-voting common stock, $1 par value. There are 2,888 shares issued and outstanding.

     GMS is a related company with the same ownership structure as Gow. It was incorporated in 1977. GMS has 100 authorized shares of Class A, voting common stock, $1 par value. There are 76 shares issued and outstanding. GMS has 2,900 authorized shares of Class B, non-voting common stock, $1 par value. There are 2,888 shares issued and outstanding.

          (4) There are no material differences between the rights of the security holders of GMS and Gow and the rights of security holders of the Company.

          (5)  & (6) The acquisition of GMS will be treated using
the   purchase  method  of  accounting  for  acquisitions   under
generally accepted accounting principles.

     GMS will be included in the consolidated return of the Company as of the effective date. The acquisition will be recorded as a tax free exchange under the rules of I.R.C.
Sections 368(a)(1)(A) and 368(a)(2)(E).

     The acquisition of Gow will be treated as a purchase and the assets purchased will be incorporated into the assets of GMS.
The assets will be recorded at fair market value for accounting and tax purposes by the Company.

     (c) The acquisition agreements are incorporated into this supplement as Exhibit 2.29 and 2.30.

                Pro Forma Financial Information
                   See attached - Schedule A

                Material Contracts with Seller.

     There have been no material contracts between the Company and GMS or Gow prior to the proposed effective date of the transactions.

     Information with Respect to S. H. Gow & Company, Inc.
               and Gow Management Services, Inc.

     Gow  was  incorporated  in 1953 and  elected  S  Corporation
status  as  provided by the Internal Revenue Code in  1987.   Gow
maintains its primary location in Buffalo, New York and has offices in Rochester and Syracuse, New York.

     Gow provides insurance brokerage services for personal and small-to-medium size commercial and industrial accounts. Services provided include personal and commercial property and casualty insurance (approximately 90% of revenues) and group and individual life and health insurance products (approximately 10% of revenues).

     GMS was incorporated in 1977 and maintains an office in Buffalo, New York. it has the same ownership structure as Gow.

     GMS provides alternative risk insurance programs as well as claims administration and loss control services.

                 Common Stock and Dividend Data

     There is no established public trading market for the stock of GMS and Gow. There are three shareholders of GMS and Gow. See Shareholder Information below for information regarding shares held by each shareholder and information regarding authorized and issued shares.

     There have been no common stock dividend distributions by GMS during the nine months ended September 30, 1996 or the years ended December 31, 1995, 1994 and 1993.

     Common stock dividend distributions by Gow during the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993 were $2,716, $51,555, $33,719 and $0, respectively.

                    Shareholder Information

     (a)  (1)       WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY.

          (2) & (3) GMS and Gow have agreed to submit the acquisition agreements to their shareholders for adoption by unanimous written consent after receipt and review of the Prospec tus. Since the acquisition can be completed only with the unanimous consent of the shareholders of the companies being acquired (GMS and Gow), notice requirements shall have been met and there shall be no dissenters.

          (4)  & (5)      There are no material interests, direct
or   indirect,  of  affiliates,  officers  or  directors  of  the registrant or of the companies being acquired (GMS and Gow) in the proposed transactions.

          (6) GMS has 100 authorized shares of Class A, voting common stock, $1 par value. There are 76 shares issued and outstanding. GMS has 2,900 authorized shares of Class B, non-voting common stock, $1 par value. There are 2,888 shares issued and outstanding.

     Gow has 100 authorized shares of Class A, voting common stock, $1 par value. There are 76 shares issued and outstanding. Gow has 2,900 authorized shares of Class B, non-voting common stock, $1 par value. There are 2,888 shares issued and outstanding.

     The ownership of the outstanding shares of GMS as follows:

                        Class A, Voting                  Class B, Non-Voting
                    Number                           Number
     Name          of  Shares     Percentage        of  Shares       Percentage

Jefferey Gow          34            44.74%             1,292           44.74%
Michael Gow           34            44.74              1,292           44.74
Richard Mason          8            10.52                304           10.52
                      --           -------             -----          -------
                      76           100.00%             2,888          100.00%
                      ==           =======             =====          =======

     The ownership of the outstanding shares of Gow as follows:

                         Class  A, Voting               Class  B, Non-Voting
                      Number                        Number
     Name            of  Shares    Percentage      of  Shares        Percentage

Jefferey Gow            34           44.74%           1,292            44.74%
Michael Gow             34           44.74            1,292            44.74
Richard Mason            8           10.52              304            10.52
                        --          -------           -----           -------
                        76          100.00%           2,888           100.00%
                        ==          =======           =====           =======
       (7)   Upon  completion  of the proposed  acquisition,   no
shareholder of Gow or GMS will serve as a director or executive officer of the registrant.

                            Experts

     The financial statements of Gow Management Services, Inc. and S. H. Gow & Company, Inc. as of and for the year ended December 31, 1995 appearing in this supplement to the Amended Prospectus dated February 12, 1992, and in the registration Statement have been audited by Dopkins & Company, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



                         Hilb, Rogal and Hamilton Company




Date of this Supplement:  December 27, 1996

                SCHEDULE A - PRO FORMA CONDENSED
                FINANCIAL STATEMENTS (UNAUDITED)

     The following pro forma condensed consolidated balance sheet as of September 30, 1996 and the pro forma consolidated income statements for the nine months ended September 30, 1996 and the year ended December 31, 1995 give effect to the proposed acquisitions of Gow Management Services, Inc. ("GMS") and S. H. Gow & Company, Inc. ("Gow") expected to be effective on January 1, 1997; and the acquisition of certain assets and liabilities of 15 insurance agencies purchased in 1996 and 13 insurance agencies purchased in 1995. The pro forma information is based on the historical financial statements of Hilb, Rogal and Hamilton Company and the acquired agencies, giving effect to the transactions under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements. The pro forma consolidated income statements give effect to the purchase method acquisitions and proposed purchase method acquisitions as if they had occurred on January 1, 1995. The pro forma condensed consolidated balance sheet gives effect to the business combinations which occurred or are probable of occurring subsequent to September 30, 1996, as if they had occurred before September 30, 1996.

      The pro forma statements have been prepared by management based upon the historical financial statements of Hilb, Rogal and Hamilton Company, GMS, Gow and other acquired agencies. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements and notes of the Company included in the Company's 1995 Annual Report to Shareholders which is incorporated by reference in the Company's Annual Report on Form 10-K, which is incorporated herein by reference.

HILB, ROGAL & HAMILTON COMPANY
PROFORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
SEPTEMBER 30, 1996

                             HILB,  ROGAL   ACQUISITIONS   PRO  FORMA ADJUSTMENTS             PRO FORMA
                            AND  HAMILTON   (PURCHASES)   FOR PURCHASE ACQUISITIONS          CONSOLIDATED
                              COMPANY

ASSETS

CASH AND CASH EQUIVALENTS    $21,131,935      $3,830,678                (6,184,000)(2)       $18,778,613
INVESTMENTS                    6,094,597         124,425                                       6,219,022
RECEIVABLES & OTHER           49,472,834       6,358,250   (291,262)(1)                       55,539,822
                          ------------------------------------------------------------------------------
TOTAL  CURRENT  ASSETS        76,699,366      10,313,353        N/A     (6,475,262)           80,537,457

INVESTMENTS                    5,895,000          24,315                                       5,919,315
PROPERTY & EQUIPMENT          15,060,143       1,859,411 (1,859,411)(1)  1,000,000 (3)        16,060,143
INTANGIBLE ASSETS             64,089,498         360,770   (360,770)(1) 17,094,214 (3)        81,183,712
OTHER ASSETS                   4,400,306         434,720   (217,070)(1)                        4,617,956
                          ------------------------------------------------------------------------------
TOTAL   ASSETS              $166,144,313     $12,992,569        N/A     $9,181,701          $188,318,583
                          ==============================================================================

LIABILITIES & EQUITY:

PREMIUMS PAYABLE-INS CO      $68,872,563      $7,043,335                                     $75,915,898
OTHER ACCRUED LIABILITIES     16,782,190       2,836,186   (44,991)(1)                        19,573,385
                          ------------------------------------------------------------------------------
TOTAL  CURRENT  LIABILITIES   85,654,753       9,879,521        N/A        (44,991)           95,489,283

LONG-TERM DEBT                17,619,960       1,188,852  (928,670)(1)   4,125,714 (2)        22,005,856
OTHER LONG-TERM LIAB.          8,109,018         169,344                 3,356,000 (3)        11,634,362

SHAREHOLDERS' EQUITY

COMMON STOCK                  23,981,692       1,138,161(1,138,161)(4)   4,428,500 (2)        28,410,192
RETAINED EARNINGS             30,778,890         616,691  (616,691)(4)                        30,778,890
                          ------------------------------------------------------------------------------
                             54,760,582      1,754,852        N/A        2,673,648            59,189,082
                          ------------------------------------------------------------------------------
                           $166,144,313    $12,992,569        N/A       $9,181,701          $188,318,583
                          ==============================================================================

(1)   TO ADJUST FOR ASSETS AND LIABILITIES NOT ACQUIRED.

(2)    TO  REFLECT  PURCHASE  PRICE  OF  ASSETS  AND  LIABILITIES
       ACQUIRED SUBSEQUENT TO SEPTEMBER 30, 1996 IN PURCHASE TRANSACTIONS.

(3)   TO ADJUST FOR ASSET VALUATIONS UNDER PURCHASE ACCOUNTING.

(4)   TO ELIMINATE SHAREHOLDERS' EQUITY OF ACQUIRED ENTITIES.

HILB, ROGAL & HAMILTON COMPANY
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                                                NINE MONTHS ENDED SEPTEMBER 30, 1996
                               ---------------------------------------------------------------------
                                 HILB, ROGAL   ACQUISITIONS   PRO FORMA  ADJUSTMENTS   PRO FORMA
                               & HAMILTON CO.  (PURCHASES)   FOR PURCHASE ACQUISITIONS CONSOLIDATED
REVENUES:

COMMISSIONS & FEES              $116,493,506   $13,127,569                            $129,621,075
INTEREST AND OTHER INCOME          2,833,746       281,077     ($299,598)    (1)         2,815,225
                                ------------------------------------------------------------------
TOTAL REVENUES                   119,327,252    13,408,646      (299,598)              132,436,300

OPERATING EXPENSES:

COMPENSATION AND BENEFITS         65,871,369     8,626,747                              74,498,116
OTHER OPERATING EXPENSES          30,314,437     3,299,953      (156,331)    (2)        33,458,059
AMORTIZATION OF INTANGIBLES        5,558,598       130,762       702,818     (3)         6,392,178
INTEREST EXPENSE                     762,364       127,962        38,406     (4)           928,732
                                ------------------------------------------------------------------
TOTAL OPERATING EXPENSES         102,506,768    12,185,424       584,893               115,277,085
                                ------------------------------------------------------------------
INCOME BEFORE INCOME TAXES        16,820,484     1,223,222      (884,491)               17,159,215

INCOME TAXES                       6,743,495                     135,492     (5)         6,878,987
                                ------------------------------------------------------------------
NET INCOME                       $10,076,989    $1,223,222   ($1,019,983)              $10,280,228
                                ==================================================================

NET INCOME PER COMMON SHARE            $0.75                                                 $0.74
                                ==================================================================
SHARES ISSUED AND OUTSTANDING     13,243,553                     357,180                13,600,733
                                ==================================================================
WEIGHTED AVERAGE SHARES
  OUTSTANDING                     13,512,855                     388,480                13,901,335
                                ==================================================================

(1) TO ADJUST HISTORICAL INTEREST AND TOADJUST FOR LOST INTEREST EARNED FROM CASH PAID FOR ACQUIRED AGENCIES.
(2)    TO REFLECT ADJUSTMENTS TO COMPENSATION AND OTHER OPERATING EXPENSES TO
       REFLECT   ADJUSTED   COMPENSATION, DEPRECIATION EXPENSE, RENT EXPENSE,
       ETC.
(3) TO REFLECT ADJUSTMENTS TO AMORTIZATION OF INTANGIBLES DUE TO VALUATION OF AGENCY ASSETS ON THE PURCHASE BASIS OF ACCOUNTING. INTANGIBLE ASSETS REPRESENT EXPIRATION RIGHTS, THE EXCESS OF COSTS OVER THE
       FAIR VALUE OF NET ASSETS ACQUIRED AND NONCOMPETITION AGREEMENTS.
(4)    TO  ADJUST  HISTORICAL  INTEREST  AND REFLECT INTEREST ON ACQUISITION
       DEBT.
(5) TO REFLECT ESTIMATED TAXES AND THE TAX EFFECT OF PROFORMA ADJUSTMENTS ON NET INCOME.

HILB, ROGAL & HAMILTON COMPANY
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                                                YEAR   ENDED DECEMBER 31, 1995
                                 -----------------------------------------------------------------
                                    HILB, ROGAL    ACQUISITIONS     PRO FORMA  ADJUSTMENTS     PRO FORMA
                                  & HAMILTON CO.   (PURCHASES)     FOR PURCHASE ACQUISITIONS   CONSOLIDATED

REVENUES:

COMMISSIONS & FEES                 $141,555,188    $29,603,347                                 $171,158,535
INTEREST AND OTHER INCOME             6,591,850        639,768       ($830,298)    (1)            6,401,320
                                   ------------------------------------------------------------------------
TOTAL REVENUES                      148,147,038     30,243,115        (830,298)                 177,559,855

OPERATING EXPENSES:

COMPENSATION AND BENEFITS            82,760,664     19,106,206        (442,931)    (2)          101,423,939
OTHER OPERATING EXPENSES             38,264,085      9,804,678        (468,352)    (2)           47,600,411
AMORTIZATION OF INTANGIBLES           6,965,947        384,435       1,441,401     (3)            8,791,783
INTEREST EXPENSE                        559,654        335,746         (12,030)    (4)              883,370
                                   ------------------------------------------------------------------------
TOTAL OPERATING EXPENSES            128,550,350     29,631,065         518,088                  158,699,503
                                   ------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES           19,596,688       612,050       (1,348,386)                  18,860,352

INCOME TAXES                          7,767,778                       (294,534)    (5)            7,473,244
                                  -------------------------------------------------------------------------

NET INCOME                          $11,828,91       $612,050      ($1,053,852)                 $11,387,108
                                  =========================================================================
NET INCOME PER COMMON SHARE              $0.82                                                        $0.76
                                  =========================================================================
SHARES ISSUED AND OUTSTANDING       13,706,764                         502,028                   14,208,792
                                  =========================================================================
WEIGHTED AVERAGE SHARES
 OUTSTANDING                        14,470,407                         600,474                   15,070,881
                                  =========================================================================

(1) TO ADJUST HISTORICAL INTEREST AND TO ADJUST FOR LOST INTEREST EARNED FROM CASH PAID FOR ACQUIRED AGENCIES.
(2) TO REFLECT ADJUSTMENTS TO COMPENSATION AND OTHER OPERATING EXPENSES TO REFLECT ADJUSTED COMPENSATION, DEPRECIATION EXPENSE, RENT EXPENSE, ETC.
(3) TO REFLECT ADJUSTMENTS TO AMORTIZATION OF INTANGIBLES DUE TO VALUATION OF AGENCY ASSETS ON THE PURCHASE BASIS OF ACCOUNTING. INTANGIBLE
       ASSETS REPRESENT EXPIRATION RIGHTS, THE EXCESS OF COSTS OVER THE
       FAIR VALUE OF NET ASSETS ACQUIRED AND NONCOMPETITION AGREEMENTS.
(4)    TO ADJUST HISTORICAL INTEREST AND REFLECT INTEREST ON ACQUISITION DEBT.
(5) TO REFLECT ESTIMATED TAXES AND THE TAX EFFECT OF PROFORMA ADJUSTMENTS ON NET INCOME.

                  Gow Management Services, Inc.

                        Financial Report

                        December 31, 1995
















                            CONTENTS






         INDEPENDENT AUDITORS' REPORT
            ON THE FINANCIAL STATEMENTS                   1
         FINANCIAL STATEMENTS

            Balance sheet                                 2

            Statement of operations                       3

            Statement of shareholders' equity             4
        (accumulated deficit)

            Statement of cash flows                       5

            Notes to financial statements             6 - 9










                  INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Gow Management Services, Inc.
Buffalo, New York

We have audited the accompanying balance sheet of Gow Management Services, Inc. as of December 31, 1995, and the related statements of operations, shareholders' equity (accumulated deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gow Management Services, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                   /S/Dopkins & Company
                                   CERTIFIED PUBLIC ACCOUNTANTS

November 9, 1996

GOW MANAGEMENT SERVICES, INC.

BALANCE SHEET
December 31, 1995


ASSETS

Current Assets
   Cash, including $79,355 of restricted funds $    81,453
   Receivables, premiums                            71,942
   Other current assets                              2,000
                                               -----------
          Total current assets                     155,395

Furniture and Equipment, Net                        53,708
                                               -----------
                                               $   209,103
                                               ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
   Premiums payable to insurance companies     $     6,412
   Accounts payable and accrued expenses            64,752
   Premium deposits and credit due customers       121,715
                                               -----------
          Total current liabilities                192,879

Other long-term liabilities                          6,500



Shareholders' Equity
   Common stock                                      2,964
   Retained earnings                                 6,760
                                               -----------
                                                     9,724
                                               -----------

                                               $   209,103
                                               ===========





See notes to financial statements.

GOW MANAGEMENT SERVICES, INC.

STATEMENT OF OPERATIONS
Year Ended December 31, 1995


REVENUES
   Commission and fees                           $   980,043

OPERATING EXPENSES
     Compensation and employee benefits              695,112
     Other operating expenses                        175,608
                                                 -----------
             Operating income before income taxes    109,323

Income taxes                                          33,418
                                                 -----------
             Net Income                          $    75,905
                                                 ===========

             Net Income Per Common Share         $     25.61
                                                 ===========

Weighted Average Number of Shares of
   Common Stock Outstanding                            2,964
                                                 ===========





















See notes to financial statements.

GOW MANAGEMENT SERVICES, INC.

STATEMENT OF SHAREHOLDERS' EQUITY (ACCUMULATED DEFICIT)
December 31, 1995
                                                 Retained
                                   Common        Earnings
                                    Stock        (Deficit)     Total


Balance at January 1, 1995       $   2,964     $ (69,145)    $ (66,181)



Net income                             -          75,905       75,905

                                 ---------     ---------    ---------

Balance at December 31, 1995     $   2,964     $   6,760    $   9,724
                                 =========     =========    =========






























See notes to financial statements.

GOW MANAGEMENT SERVICES, INC.

STATEMENT OF CASH FLOWS
Year Ended December 31, 1995



OPERATING ACTIVITIES
   Net income                                    $    75,905
   Adjustments to reconcile net income to net
    cash provided by operating activities:
         Depreciation                                 29,363
         Provision for deferred income taxes          30,500
                                                 -----------
                                                     135,768
   Changes in operating assets and liabilities:
     Decrease in premium receivables                   6,132
     Increase in premiums payable to insurance
       companies                                       2,153
     Decrease in accounts payable and accrued
       expenses                                     (145,438)
     Increase in premium deposits and credits
       due customers                                  11,196
                                                 -----------
Net cash provided by operating activities              9,811
                                                 -----------

INVESTING ACTIVITIES
     Purchase of furniture and equipment             (17,442)
                                                 -----------
  Decrease in cash                                    (7,631)
       Cash at beginning of year                      89,084
                                                 -----------
       Cash at end of year                       $    81,453
                                                 ===========


Supplemental Disclosure of Cash Flow Information

   Cash payments for income taxes                $     2,918
                                                 ===========











See notes to financial statements.

Note 1.Nature of Business and Significant Accounting Policies

       Nature of business:

       The  company provides management and insurance  consulting
       services   to   customers  to  compliment  its   insurance
       operations.

       A   summary   of  the  Company's  significant   accounting
       policies follows:

       Restricted cash:

       The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts and believes it is not exposed to any significant credit risk on cash.

       Revenue recognition:

       Income   is   achieved  in  contract  form  for   services
       rendered.   Fees and income are recorded as  of  effective
       date or billing date, whichever is later.

       Furniture and equipment:

       Furniture and equipment are stated at cost. Depreciation is computed by the declining- balance methods over 5-year estimated useful lives.

       Income taxes:

       Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

       Retirement plans:

       The Company has a defined contribution pension plan and a profit sharing plan for employees who have met certain eligibility requirements. The Company's contribution to the pension plan is at a rate of 5% of eligible compensation and 10% of the excess of eligible compensation over the Social Security wage base as defined in the Plan. Contributions to the profit sharing plan are discretionary as determined by the Board of Directors. Aggregate contributions for both plans for the year ended December 31, 1995 were $28,835.

       Pervasiveness of estimates:

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Note 2.Furniture and Equipment

       Furniture and equipment at December 31, 1995 consist of the following:


        Furniture and  equipment                        $ 181,442

        Less accumulated depreciation                     127,734
                                                        ---------
                                                        $  53,708
                                                        =========

Note 3.Affiliated Company

       The Company is affiliated to S. H. Gow & Company, Inc. through common shareholders. Transactions with S. H. Gow & Company, Inc. resulted in charges for services resulting in consulting revenue of $110,000 in 1995. The Company has an account payable to S. H. Gow & Co., Inc. of $33,999 at December 31, 1995, which is included in accounts payable and accrued expenses in the accompanying balance sheet.


Note 4.Income Taxes

       Deferred tax assets (liabilities) consist of the following components as of December 31, 1995:

               Deferred tax assets (included in other current
               assets on the balance sheet):
                  Net operating loss carryforwards              $  2,000

               Deferred tax liabilities (included in other long-
               term liabilities on the balance sheet):
                  Accelerated tax depreciation                    (6,500)
                                                                --------
                                                                $ (4,500)


       The provision for income taxes charged to operations for the year ended December 31, 1995 consists of the following:


                State tax expense, currently payable             $  2,918

                Deferred tax expense                               30,500
                                                                 --------
                                                                 $ 33,418
                                                                 ========

       The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the year ended December 31, 1995 due to the following:


        Computed "expected" income tax expense                  $ 37,170

        Increase (decrease) in income taxes resulting
        from:
           State taxes, net of federal tax benefit                 1,926
           Surtax exemption                                       (5,869)
           Other                                                     191
                                                                --------
                  Total income tax expense                      $ 33,418
                                                                ========

Note 5.Common Stock

       Common stock at December 31, 1995 consists of the following:

        Class A, par value $1, voting; 100 shares
        authorized, 76 shares issued and outstanding           $     76

        Class B, par value $1, non-voting; 2,900 shares
           authorized,  2,888 shares issued and
           outstanding                                            2,888
                                                               --------
                                                               $  2,964
                                                               ========

Note 6.Shareholder Agreements

       Three shareholders have entered into a stock purchase and sale agreement which states, among other things, that in the event one of these shareholders dies, the Company is required to buy all the shareholder's stock. The purchase price per share resulting from a death during 1996 will be $1,864.


Note 7.Subsequent Event

       During 1996, the Company has entered into negotiations to buy certain assets of S. H. Gow & Co., Inc. , a related corporation. The Company anticipates then selling all of their stock to an unaffiliated corporation. Negotiations are ongoing and the agreements or sales prices have not been finalized.

                  Gow Management Services, Inc.

                        Financial Report
                           (Compiled)

                   December 31, 1994 and 1993
















                            CONTENTS






         ACCOUNTANTS' COMPILATION REPORT
            ON THE FINANCIAL STATEMENTS                   1
         FINANCIAL STATEMENTS

            Balance sheets                                2

            Statements of operations                      3

            Statements of shareholders' deficit           4

            Statements of cash flows                      5










                 INDEPENDENT ACCOUNTANTS' REPORT



To the Board of Directors
Gow Management Services, Inc.
Buffalo, New York

We have compiled the accompanying balance sheets of Gow Management Services, Inc. as of December 31, 1994 and 1993, and the related statements of operations, shareholders' deficit, and cash flows for the years then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting information that is the representation of management in the form of financial statements. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.



                                   /s/Dopkins & Company
                                   CERTIFIED PUBLIC ACCOUNTANTS

November 9, 1996

GOW MANAGEMENT SERVICES, INC.

BALANCE SHEETS
December 31, 1994 and 1993


ASSETS                                          1994       1993

Current Assets
   Cash, including $86,598 and $29,466,
      respectively, of restricted funds    $    89,084 $    31,357
   Receivables, premiums                        78,074      60,100
   Other current assets                         30,000      41,779
                                           -----------  ----------
          Total Current Assets                 197,158     133,236

Furniture and Equipment, Net                    65,629      12,230
                                           ----------- -----------
                                           $   262,787 $   145,466
                                           =========== ===========

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities
   Premiums payable to insurance companies $     4,259 $         0
   Accounts payable and accrued expenses       210,190     171,190
   Premium deposits and credit due customers   110,519      80,230
                                           ----------- -----------
          Total Current Liabilities            324,968     251,420

Other Long-Term Liabilities                      4,000           0



Shareholders' Deficit
   Common stock                                  2,964       2,964
   Accumulated Deficit                         (69,145)   (108,918)
                                           ----------- -----------
                                               (66,181)   (105,954)
                                           ----------- -----------
                                           $   262,787 $   145,466
                                           =========== ===========
See accountants' compilation report.

GOW MANAGEMENT SERVICES, INC.

STATEMENTS OF OPERATIONS
Years Ended December 31, 1994 and 1993

                                                1994        1993
REVENUES
   Commission and fees                      $   924,093 $   768,041

OPERATING EXPENSES
     Compensation and employee benefits         662,564     599,812
     Other operating expenses                   205,239     152,263
                                            ----------- -----------
       Operating income before income taxes      56,290      15,966

Income taxes                                     16,517      (1,929)
                                            ----------- -----------
       Net Income                           $    39,773 $    17,895
                                            =========== ===========

       Net Income Per Common Share          $     13.42 $      6.04
                                            =========== ===========

Weighted Average Number of Shares
of Common Stock Outstanding                       2,964       2,964
                                            =========== ===========







See accountants' compilation report.

GOW MANAGEMENT SERVICES, INC.

STATEMENTS OF SHAREHOLDERS' DEFICIT
December 31, 1994 and 1993
                                               Retained
                                  Common       Earnings
                                   Stock       (Deficit)     Total


Balance at January 1, 1993      $   2,964    $ (126,813)   $ (123,849)


  Net income                            0        17,895        17,895
                                ---------    ----------    ----------

Balance at December 31, 1993        2,964      (108,918)     (105,954)



  Net income                            0        39,773        39,773
                                ---------    ----------    ----------

Balance at December 31, 1994    $   2,964    $  (69,145)   $  (66,181)
                                =========    ==========    ==========













See accountants' compilation report.

GOW MANAGEMENT SERVICES, INC.

STATEMENTS OF CASH FLOWS
Years Ended December 31, 1994 and 1993


                                                        1994         1993
OPERATING ACTIVITIES
   Net income                                      $    39,773 $    17,895
   Adjustments to reconcile net income
    to net cash provided by operating
    activities:
         Depreciation                                   19,921       7,725
         Provision for deferred income taxes            15,500           0
                                                   ----------- -----------
                                                        75,194      25,620
   Changes in operating assets and liabilities:
     (Increase) decrease in premium receivables        (17,974)     57,757
     Increase (decrease) in other operating activities     279     (79,688)
       Increase (decrease) in premiums payable to
        insurance companies                              4,259     (14,423)
        Increase (decrease) in premium deposits and
         credits due customers                           30,289    (26,356)
        Increase in accounts payable and accrued
         expenses                                        39,000     43,024
                                                   ------------ ----------
Net cash provided by operating activities               131,047      5,934
                                                   ------------ ----------

INVESTING ACTIVITIES
   Purchase of furniture and equipment                 (73,320)      (697)
                                                   ----------- ----------
Increase in cash                                        57,727      5,237
   Cash at beginning of year                            31,357     26,120
                                                   ----------- ----------
   Cash at end of year                             $    89,084 $   31,357
                                                   =========== ==========



Supplemental Disclosure of Cash Flow Information

   Cash payments for income taxes                  $     1,017 $        0
                                                   =========== ===========


See accountants' compilation report.

                  Gow Management Services, Inc.

                        Financial Report
                           (Compiled)

          Nine Months Ended September 30, 1996 and 1995
















                            CONTENTS






         ACCOUNTANTS' COMPILATION REPORT
            ON THE FINANCIAL STATEMENTS                   1
         FINANCIAL STATEMENTS

            Balance sheets                                2

            Statements of operations                      3

            Statements of shareholders' equity            4
        (deficit)

            Statements of cash flows                      5










                 INDEPENDENT ACCOUNTANTS' REPORT



To the Board of Directors
Gow Management Services, Inc.
Buffalo, New York

We have compiled the accompanying balance sheets of Gow Management Services, Inc. as of September 30, 1996 and 1995, and the related statements of operations, shareholders' equity (deficit), and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting information that is the representation of management in the form of financial statements. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.



                                   /s/Dopkins & Company
                                   CERTIFIED PUBLIC ACCOUNTANTS

December 5, 1996

GOW MANAGEMENT SERVICES, INC.

BALANCE SHEETS
September 30, 1996 and 1995


ASSETS                                     1996       1995

Current Assets
   Cash, including $41,928 and $109,801
      respectively, of restricted funds     $   55,197 $   120,620
   Receivables, premiums                        92,983      69,080
   Other current assets                          2,000      30,000
                                            ---------- -----------
          Total Current Assets                 150,180     219,700

Furniture and Equipment, Net                    47,624      47,145
                                            ---------- -----------
                                            $  197,804 $   266,845
                                            ========== ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
(DEFICIT)

Current Liabilities
   Premiums payable to insurance companies  $    4,480 $         0
   Accounts payable and accrued expenses        62,300      41,511
   Premium deposits and credit due customers    59,980     293,538
                                            ---------- -----------
          Total Current Liabilities            126,760     335,049

Other Long-Term Liabilities                      6,500       4,000



Shareholders' Equity (Deficit)
   Common stock                                  2,964       2,964
   Retained earnings (accumulated deficit)      61,580     (75,168)
                                            ---------- -----------
                                                64,544     (72,204)
                                            ---------- -----------
                                            $  197,804 $   266,845
                                            ========== ===========
See accountants' compilation report.

GOW MANAGEMENT SERVICES, INC.

STATEMENTS OF OPERATIONS
Nine Months Ended September 30, 1996 and 1995

                                              1996            1995
REVENUES

   Commission and fees                    $   708,922     $   641,173

OPERATING EXPENSES
   Compensation and employee benefits         485,935         491,954
   Other operating expenses                   157,803         152,682
                                          -----------     -----------
       Operating income (loss) before
        income taxes                           65,184          (3,463)

Income taxes                                   10,364           2,560
                                          -----------     -----------
        Net Income (Loss)                 $    54,820     $    (6,023)
                                          ===========     ===========

        Net Income Per Common Share       $     18.50     $     (2.03)
                                          ===========     ===========

Weighted Average Number of Shares
 of Common Stock Outstanding                    2,964           2,964
                                          ===========     ===========













See accountants' compilation report.




GOW MANAGEMENT SERVICES, INC.

STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
September 30, 1996 and 1995
                                             Retained
                                 Common      Earnings
                                  Stock      (Deficit)       Total


Balance at January 1, 1995     $  2,964    $ (69,145)    $ (66,181)



  Net loss                            0       (6,023)       (6,023)
                               --------    ---------     ---------


Balance at September 30, 1995  $  2,964    $ (75,168)    $ (72,204)
                               ========    =========     =========



Balance at January 1, 1996     $  2,964    $   6,760      $  9,724



  Net income                          0       54,820       54,820
                               --------    ---------     --------


Balance at September 30, 1996  $  2,964    $  61,580     $ 64,544
                               ========    =========     ========








See accountants' compilation report.

GOW MANAGEMENT SERVICES, INC.

STATEMENTS OF CASH FLOWS
Nine Months Ended September 30, 1996 and 1995


                                                                1996       1995
OPERATING ACTIVITIES
   Net income (loss)                                      $    54,820 $  (6,023)
   Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities:
         Depreciation                                          17,201    20,230
                                                          ----------- ---------
                                                               72,021    14,207
   Changes in operating assets and liabilities:
     (Increase) decrease in premium receivables               (21,041)    8,994
     Decrease in premiums payable to insurance companies       (1,932)   (4,259)
       Increase (decrease) in premium deposits and
        credits due customers                                 (61,735)  183,019
     Decrease in accounts payable and accrued expenses         (2,452) (168,679)
                                                         ------------ ---------
Net cash provided by (used in) operating activities           (15,139)   33,282
                                                         ------------ ---------

INVESTING ACTIVITIES
   Purchase of furniture and equipment                       (11,117)    (1,746)
                                                         ----------- ----------
Increase (decrease) in cash                                  (26,256)    31,536
   Cash at beginning of period                                81,453     89,084
                                                         ----------- ----------
   Cash at end of period                                 $    55,197 $  120,620
                                                         =========== ==========



Supplemental Disclosure of Cash Flow Information

   Cash payments for income taxes                        $    10,364 $    2,560
                                                         =========== ==========






See accountants' compilation report.

                  Gow Management Services, Inc.

                        Financial Report
                           (Compiled)

         Three Months Ended September 30, 1996 and 1995
















                            CONTENTS






         ACCOUNTANTS' COMPILATION REPORT
            ON THE FINANCIAL STATEMENTS                   1
         FINANCIAL STATEMENTS

            Balance sheets                                2

            Statements of operations                      3











                 INDEPENDENT ACCOUNTANTS' REPORT



To the Board of Directors
Gow Management Services, Inc.
Buffalo, New York

We have compiled the accompanying balance sheets of Gow Management Services, Inc. as of September 30, 1996 and 1995, and the related statements of operations for the three months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting information that is the representation of management in the form of financial statements. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures and statements of cash flows required by generally accepted accounting principles. If the omitted disclosures and the statements of cash flows were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.



                                   /s/ Dopkins & Company
                                   CERTIFIED PUBLIC ACCOUNTANTS

December 5, 1996

GOW MANAGEMENT SERVICES, INC.

BALANCE SHEETS
September 30, 1996 and 1995


ASSETS                                         1996        1995

Current Assets
   Cash, including $41,928 and $109,801
      respectively, of restricted funds   $    55,197 $    120,620
   Receivables, premiums                       92,983       69,080
   Other current assets                         2,000       30,000
                                          ----------- ------------
          Total Current Assets                150,180      219,700

Furniture and Equipment, Net                   47,624       47,145
                                          ----------- ------------
                                          $   197,804 $    266,845
                                          =========== ============

LIABILITIES AND SHAREHOLDERS' EQUITY DEFICIT)

Current Liabilities
   Premiums payable to insurance companies$     4,480 $          0
   Accounts payable and accrued expenses       62,300       41,511
   Premium deposits and credit due customers   59,980      293,538
                                          ----------- ------------
          Total Current Liabilities           126,760      335,049

Other Long-Term Liabilities                     6,500        4,000



Shareholders' Equity (Deficit)
   Common stock                                 2,964        2,964
   Retained earnings (accumulated deficit)     61,580     (75,168)
                                         ------------ -----------
                                               64,544     (72,204)

                                          ----------- ------------
                                          $   197,804 $    266,845
See accountants' compilation report.      =========== ============

GOW MANAGEMENT SERVICES, INC.

STATEMENTS OF OPERATIONS
Three Months Ended September 30, 1996 and 1995

                                               1996          1995
REVENUES
   Commission and fees                      $   233,045  $   204,262

OPERATING EXPENSES
     Compensation and employee benefits         137,639      123,897
     Other operating expenses                    77,009       61,671
                                            -----------  -----------
         Operating income before income taxes    18,397       18,694

Income taxes                                      3,438          359
                                            -----------  -----------
             Net Income                     $    14,959  $    18,335
                                            ===========  ===========

             Net Income Per Common Share    $      5.05  $      6.19
                                            ===========  ===========

Weighted Average Number of Shares of
   Common Stock Outstanding                       2,964        2,964
                                            ===========  ============




See accountants' compilation report.

                    S. H. GOW & COMPANY, INC.


                        FINANCIAL REPORT


                        DECEMBER 31, 1995








                            CONTENTS






        INDEPENDENT AUDITORS' REPORT
           ON THE FINANCIAL STATEMENTS                   1

        FINANCIAL STATEMENTS

           Balance sheet                                 2

           Statement of operations                       3

           Statement of shareholders' equity             4

           Statement of cash flows                       5

           Notes to financial statements            6 - 12










                  INDEPENDENT AUDITORS' REPORT



To the Board of Directors
S. H. Gow & Company, Inc.
Buffalo, New York

We have audited the accompanying balance sheet of S. H. Gow & Company, Inc. as of December 31, 1995, and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of S. H. Gow & Company, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                   /s/ Dopkins & Company
                                   CERTIFIED PUBLIC ACCOUNTANTS

November 9, 1996

S.H. GOW & COMPANY, INC.

BALANCE SHEET
December 31, 1995


ASSETS

Current Assets
  Cash, including $1,786,221 of restricted funds     $  1,790,021
  Receivables:
    Premiums                                            3,666,389
    Other                                                  24,256
                                                     ------------
                                                        3,690,645
   Prepaid expenses                                        54,691
                                                     ------------
         Total current assets                           5,535,357

  Investments                                              24,315

  Property and Equipment, Net                           1,399,220

  Intangible assets                                        45,690
    Less accumulated amortization                          18,276
                                                     ------------
                                                           27,414

   Other Assets                                           133,871
                                                     ------------
                                                     $  7,120,177
                                                     ============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Premium payable to insurance companies             $  3,495,913
  Accounts payable and accrued expenses                   289,368
  Premium deposits and credits due customers            1,822,514
  Current portion of long-term debt                        86,755
                                                     ------------
         Total current liabilities                      5,694,550

Long-term debt                                            657,444

Shareholders' Equity
  Common stock                                              2,964
  Retained earnings                                       765,219
                                                     ------------
                                                          768,183
                                                     ------------
                                                     $  7,120,177
                                                     ============



See notes to financial statements.

S.H. GOW & COMPANY, INC.

STATEMENT OF OPERATIONS
Year Ended December 31, 1995



REVENUES
  Commissions and fees                          $  4,829,607
  Investment income                                   57,978
  Other                                              157,137
                                                ------------
                                                   5,044,722



OPERATING EXPENSES
  Compensation and employee benefits               3,589,781
  Other operating expenses                         1,404,943
  Amortization of intangibles                          9,138
  Interest expense                                    71,191
                                                ------------
                                                   5,075,053
                                                ------------
          Net Loss                              $    (30,331)
                                                ============
          Net Loss Per Common Share             $     (10.23)
                                                ============

Weighted Average Number of Shares of
   Common Stock Outstanding                            2,964
                                                ============

















See notes to financial statements.

S.H. GOW & COMPANY, INC.

STATEMENT OF SHAREHOLDERS' EQUITY
December 31, 1995


                                         Common         Retained
                                         Stock          Earnings         Total

Balance at January 1, 1995          $      2,964    $    847,105    $   850,069



Payment of dividends ($17.39 per share)        -         (51,555)       (51,555)



Net loss                                       -         (30,331)       (30,331)
                                    ------------    ------------    -----------


Balance at December 31, 1995        $      2,964    $    765,219    $   768,183
                                    ============    ============    ===========






































See notes to financial statements.

S.H. GOW & COMPANY, INC.

STATEMENT OF CASH FLOWS
Year Ended December 31, 1995



OPERATING ACTIVITIES
   Net loss                                      $   (30,331)
   Adjustments to reconcile net loss to
     net cash provided by operating
     activities:
     Depreciation                                     127,408
     Amortization of intangibles                        9,138
     Loss on sale of assets                               999
                                                 ------------
                                                      107,214
   Changes in operating assets and
    liabilities:
     Increase in premium receivables                  (42,290)
     Decrease in prepaid expenses                       2,944
     Increase in premiums payable to insurance
      companies                                       194,605
     Increase in accounts payable and accrued
      expenses                                         22,493
     Decrease in premium deposits and credits
      due customers                                  (129,906)
     Other operating activities                       126,967
                                                -------------
Net Cash Provided By Operating Activities             282,027

INVESTING ACTIVITIES
   Purchase of property and equipment                 (84,175)
   Proceeds from sale of assets                        16,575
                                                -------------
Net Cash Used In Investing Activities                 (67,600)

FINANCING ACTIVITIES
   Principal payments on long-term debt               (82,372)
   Dividends                                          (51,555)
                                                -------------
Net Cash Used In Financing Activities                (133,927)
                                                -------------
   Increase in cash                                    80,500
     Cash at beginning of year                      1,709,521
                                                 ------------
     Cash at end of year                         $  1,790,021
                                                 ============










See notes to financial statements.

Note 1.Nature of Business and Significant Accounting Policies

       Nature of business:

       The Company is a full service independent insurance agency specializing in property, casualty, and employee benefits for businesses and individuals. The Company has three locations, all of which are in New York State. The Company grants credit to customers, most of whom are also located in New York State.

       A   summary   of  the  Company's  significant   accounting
       policies follows:

       Restricted cash:

       The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts and believes it is not exposed to any significant credit risk on cash.

       Revenue recognition:

       Commission   income  as  well  as  the  related   premiums
       receivable from customers and premiums payable to insurance companies are recorded as of the effective date of insurance coverage or the billing date, whichever is later. Premium adjustments, including policy cancellations, are recorded as they occur. Contingent commissions, override commissions and commissions on premiums billed and collected directly by insurance companies are recorded as revenue when received. Fees for services rendered are recorded as earned. These policies are in accordance with predominant industry practice.

       Investments:

       The Company has an investment in a foreign stock that is stated at cost, as the market value of this investment is indeterminable at December 31, 1995. During the year ended December 31, 1995, the Company received dividends of $2,737 from this investment.

       Property and equipment:

       Assets  are  stated at cost. Depreciation is  computed  by
       the   declining-balance   methods   over   the   following
       estimated useful lives:
                                                 Years

             Building                            29 - 32
             Furniture and equipment              3 - 10


       Retirement plans:

       The Company has a defined contribution pension plan and a profit sharing plan for employees who have met certain eligibility requirements. The Company's contribution to the pension plan is at a rate of 5% of eligible compensation and 10% of the excess of eligible compensation over the Social Security wage base as defined in the Plan. Contributions to the profit sharing plan are discretionary as determined by the Board of Directors.

       Aggregate contributions for the year ended December 31, 1995 was $187,030.

       Income taxes:

       The Corporation, with the consent of its shareholders, has elected to be taxed under Section 1362 (a) of the Internal Revenue Code (S Corporation) and a similar section of the New York State franchise tax law, which provide that, in lieu of Corporation income taxes, the shareholders are taxed on their proportionate share of the Corporation's taxable income. Therefore, no provision for income taxes has been made in these financial statements.

       Also, no provision has been made for any amounts which may be advanced or paid as dividends to the stockholders to assist them in paying their personal income taxes on the income of the Corporation.

       Pervasiveness of estimates:

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Fair value of financial instruments:

       The  following  methods  and  assumptions  were  used   to
       estimate the fair value of financial instruments:

          Long-Term Debt:

          The fair value of long-term debt is estimated based on interest rates for the same or similar debt offered to the Company having the same or similar remaining maturities and collateral requirements. The carrying amount of long-term debt approximates fair value.


Note 2.Premium Trust Account

       Premiums collected from insureds but not yet remitted to insurance carriers are restricted as to use by law. The
       Company maintains premium trust accounts with balances as of December 31, 1995 as follows:


        Restricted cash                                $1,786,221

        Premium receivables                             3,666,389
                                                       ----------
                                                        5,452,610

        Premiums payable to insurance companies        (3,495,913)

        Premium deposits and credits due customers     (1,822,514)
                                                      -----------
        Excess of restricted assets over applicable
         liabilities                                     $134,183
                                                      ===========

Note 3.Cash Value of Life Insurance

       The   Company  is  the  owner  and  beneficiary  of   life
       insurance policies on the lives of certain officers/shareholders. These policies have an aggregate face value of $5,000,000. At December 31, 1995, the cash value of these policies was $90,592 and is included in other assets.


Note 4.Property and Equipment

       Property and equipment at December 31, 1995 consist of the following:


        Building and land                             $ 1,618,734

        Furniture and equipment                         1,458,034
                                                      -----------
                                                        3,076,768

        Less accumulated depreciation                   1,677,548
                                                      -----------
                                                      $ 1,399,220
                                                      ===========
Note 5.Long-Term Debt

       Long-term debt at December 31, 1995 consists of the following:

        Mortgage note payable to a bank in
        monthly installments of $7,542 including
        interest at 9.5% per annum through
        January 1998, collateralized by a
        security interest in real property.
        This real property has a depreciated
        cost of $806,305 at December 31, 1995.
        A final balloon payment of $588,618 is
        due in January 1998.                          $ 653,156

        Term note payable to an insurance
        company in monthly installments of
        $5,255 including interest at 5.5% per
        annum through July 1997, collateralized
        by a security interest in equipment.
        This equipment has a depreciated cost of
        $30,807 at December 31, 1995.                    91,043
                                                      ---------
                                                        744,199

        Less current maturities                          86,755
                                                      ---------
                                                      $ 657,444
                                                      =========
       The maturities required on long-term debt at December 31, 1995 are as follows:

       Years ending December 31,

             1996                                  $ 86,755

             1997                                    68,826

             1998                                   588,618
                                                   --------
                   Total                           $744,199
                                                   ========
       Cash payments for interest was $71,191 for the year ended December 31, 1995.


Note 6.Retained Earnings

       Retained earnings consist of "C" corporation earnings  and
       "S"   corporation  earnings.  The  balance  of   the   "S"
       corporation accumulated adjustments account for income tax purposes was $69,094 at December 31, 1995.




Note 7.Rental Income

       The Company leases portions of its building under an operating lease agreement. The cost of the rented facilities is included in the balance sheet as a portion of the cost of property and equipment and is not separately determinable.

       The lease expires in June 1998 and requires future minimum annual rental income as follows:

       Years ending  December 31,
             1996                                 $  69,036

             1997                                    69,036

             1998                                    34,518
                                                   --------
                   Total                           $172,590
                                                   ========
       Rental income for the year ended December 31, 1995 was $155,132.


Note 8.Leases

       The Company is liable under long-term noncancelable operating leases that relate to its branch sales locations. Certain leases require the Company to pay additional rent for the leased premises. The Company is also liable under a long-term operating lease for an automobile. Total rental expense under these leases for the year ended December 31, 1995 amounted to $125,240.

       Future minimum lease payments under these leases consist of the following:

       Years ending December 31,
             1996                                 $126,548

             1997                                  122,579

             1998                                  124,400

             1999                                   34,800
                                                  --------
                   Total                          $408,327
                                                  ========
Note 9.Receivable from Affiliate

       The Company is affiliated with Gow Management Services, Inc. through common shareholders. Other assets include a $33,999 noncurrent receivable from Gow Management Services, Inc. Gow Management Services, Inc. provides loss control and claim control services to customers of
       S. H. Gow & Company, Inc. Transactions with Gow Management Services, Inc. resulted in charges for services resulting in operating expenses of $110,000 in 1995.


Note 10.Common Stock

       Common  stock  at  December  31,  1995  consists  of   the
       following:

        Class A, par value $1, voting; 100 shares
        authorized, 76 shares issued and outstanding    $    76

        Class B, par value $1, non-voting; 2,900 shares
           authorized,  2,888 shares issued and
           outstanding                                    2,888
                                                        -------
                                                        $ 2,964
                                                        =======

Note 11.Shareholder Agreements

       Three shareholders have entered into a stock purchase and sale agreement which states, among other things, that in the event one of these shareholders dies, the Company is required to buy all the shareholder's stock. The purchase price per share resulting from a death during 1996 will be $1,864. This agreement can be funded with the proceeds of life insurance policies mentioned in Note 3. In the event one of the shareholder's wishes to sell his shares of the Company, such shares must first be offered to the Corporation and the remaining shareholders.


Note 12.Contingency

       The Company is a defendant in a lawsuit brought against it and one of its customers aggregating $154,000. The
       Company has agreed to indemnify the plaintiff for any portion of the $154,000 that the plaintiff cannot recover from the customer. No amount has been accrued in the financial statements as the ultimate amount of loss, if any, cannot presently be determined.

Note 13.Subsequent Event

       During 1996, the Company has entered into negotiations to sell certain assets to Gow Management Services, Inc., a related corporation. Gow Management Services, Inc. anticipates then selling all of their stock to an unaffiliated corporation. Negotiations are ongoing and the agreements or sales prices have not been finalized.

                    S. H. Gow & Company, Inc.

                        Financial Report
                           (Reviewed)

                   December 31, 1994 and 1993










                            CONTENTS





          INDEPENDENT ACCOUNTANT'S REPORT
             ON THE FINANCIAL STATEMENTS                  1
          FINANCIAL STATEMENTS

             Balance sheets                               2

             Statements of income                         3

             Statements of shareholders' equity           4

             Statements of cash flows                     5

             Notes to financial statements           6 - 12










                 INDEPENDENT ACCOUNTANT'S REPORT





To the Board of Directors
S. H. Gow & Company, Inc.
Buffalo, New York

We have reviewed the accompanying balance sheets of S. H. Gow & Company, Inc. as of December 31, 1994 and 1993, and the related statements of income, shareholders' equity and cash flows, for the years then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of S. H. Gow & Company, Inc.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based   on  our  reviews,  we  are  not  aware  of  any  material
modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.




                                   /s/ Dopkins & Company
                                   CERTIFIED PUBLIC ACCOUNTANTS
January 31, 1995

S. H. GOW & COMPANY, INC.
BALANCE SHEETS
December 31, 1994 and 1993


ASSETS                                           1994             1993

Current Assets
  Cash, including $1,705,151 and
   $1,890,331, respectively,
   of restricted funds                      $  1,709,521     $  1,894,240
  Receivables:
    Premiums, less allowance for doubtful
     accounts of $0 and $28,960,
     respectively                              3,625,627        3,869,987
    Other                                         22,728           69,013
                                            ------------     ------------
                                               3,648,355        3,939,000
   Prepaid expenses                               57,635           55,839
                                            ------------     ------------
          Total current assets                 5,415,511        5,889,079

  Investments                                     24,315           24,412

  Property and Equipment, Net                  1,460,027        1,543,995

  Intangible assets                               45,690           45,690
      Less accumulated amortization                9,138                -
                                            ------------    -------------
                                                  36,552           45,690

   Other Assets                                  260,838          220,543
                                            ------------     ------------
                                            $  7,197,243     $  7,723,719
                                            ============     ============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Premiums payable to insurance companies   $  3,301,308     $  3,884,286
  Accounts payable and accrued expenses          266,875          277,223
  Premium deposits and credits due customers   1,952,420        1,810,061
  Current portion of long-term debt               79,925           74,275
                                            ------------     ------------
         Total current liabilities             5,600,528        6,045,845

Long-term debt                                   746,646          825,626

Shareholders' Equity
  Common stock                                     2,964            2,964
  Retained earnings                              847,105          849,284
                                            ------------     ------------
                                                 850,069          852,248
                                            ------------     ------------
                                            $  7,197,243     $  7,723,719
                                            ============     ============











See accountants' review report and notes to financial statements.

S.H. GOW & COMPANY, INC.

STATEMENTS OF OPERATIONS
Years Ended December 31, 1994 and 1993


                                                      1994            1993
REVENUES
  Commissions and fees                           $  4,841,777    $  5,015,759
  Investment income                                    51,830          37,614
  Other                                               400,980         215,136
                                                 ------------    ------------
                                                    5,294,587       5,268,509



OPERATING EXPENSES
  Compensation and employee benefits                3,824,431       3,611,192
  Other operating expenses                          1,349,245       1,515,622
  Amortization of intangibles                           9,138               -
  Interest expense                                     80,233          90,232
                                                 ------------    ------------
                                                    5,263,047       5,217,046
                                                 ------------    ------------
          Net Income                             $     31,540    $     51,463
                                                 ============    ============
          Net Income Per Common Share            $      10.64    $      17.36
                                                 ============    ============

Weighted Average Number of Shares of
   Common Stock Outstanding                             2,964           2,964
                                                 ============    ============































See accountants' review report and notes to financial statements.

STATEMENT OF SHAREHOLDERS' EQUITY
Years Ended December 31, 1994 and 1993


                                            Common          Retained
                                            Stock           Earnings

Balance at January 1, 1992              $      2,964     $   797,821



Net income                                         -          51,463
                                        ------------     -----------


Balance at December 31, 1993                   2,964         849,284



Payment of dividends ($11.38 per                   -         (33,719)
share)



Net income                                         -          31,540
                                        ------------     -----------


Balance at December 31, 1994            $      2,964     $   847,105
                                        ============     ===========


































See accountants' review report and notes to financial statements.

S.H. GOW & COMPANY, INC.

STATEMENT OF CASH FLOWS
Year Ended December 31, 1994 and 1993


                                                      1994            1993
OPERATING ACTIVITIES
   Net income                                    $     31,540    $     51,463
   Adjustments to reconcile net income to
     net cash provided by (used in) operating
     activities:
     Depreciation                                     145,747         180,227
     Amortization of intangible assets                  9,138               -
     (Gain) loss on sale of assets                        (72)          1,222
                                                 ------------     -----------
                                                      186,353         232,912
   Changes in operating assets and
    liabilities:
     (Increase) decrease in accounts receivable       290,645        (492,447)
     Increase in prepaid expenses                      (1,796)         (9,819)
     Increase (decrease) in premiums payable
      to insurance companies                         (582,978)        919,952
     Increase (decrease) in accounts payable
      and accrued expenses                            (10,348)         95,245
     Increase in premium deposits and credits
      due customers                                   142,359         639,480
     Other operating activities                       (40,198)        (44,930)
                                                  -----------     -----------
Net Cash Provided By (Used In) Operating Activities   (15,963)      1,340,393
                                                  -----------     -----------
INVESTING ACTIVITIES
   Purchase of property and equipment                 (63,307)        (85,806)
   Proceeds from sale of assets                         1,600               -
                                                  -----------     -----------
Net Cash Used In Investing Activities                 (61,707)        (85,806)
                                                  -----------     -----------
FINANCING ACTIVITIES
   Principal payments on long-term debt               (73,330)        (77,171)
   Dividends                                          (33,719)               -
                                                  -----------     -----------
Net Cash Used In Financing Activities                (107,049)        (77,171)
                                                  -----------     -----------
   Increase (decrease) in cash                      (184,719)       1,177,416
     Cash at beginning of year                      1,894,240         716,824
                                                 ------------    ------------
     Cash at end of year                         $  1,709,521    $  1,894,240
                                                 ============    ============




















See accountants' review report and notes to financial statements.

Note 1.Nature of Business and Significant Accounting Policies

       Nature of business:

       The Company is a full service independent insurance agency specializing in property, casualty, and employee benefits for businesses and individuals. The Company has three locations, all of which are in New York State. The Company grants credit to customers, most of whom are also located in New York.

       A   summary   of  the  Company's  significant   accounting
       policies follows:

       Restricted cash:

       The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts and believes it is not exposed to any significant credit risk on cash.

       Revenue recognition:

       Commission   income  as  well  as  the  related   premiums
       receivable from customers and premiums payable to insurance companies are recorded as of the effective date of insurance coverage or the billing date, whichever is later. Premium adjustments, including policy cancellations, are recorded as they occur. Contingent commissions, override commissions and commissions on premiums billed and collected directly by insurance companies are recorded as revenue when received. Fees for services rendered are recorded as earned. These policies are in accordance with predominant industry practice.

       Investments:

       The Company has an investment in an unlisted common stock that is stated at cost which approximates market.

       During  the  years ended December 31, 1994 and  1993,  the
       Company   received  dividends  of  $7,973   and   $11,900,
       respectively.

       Property and equipment:

       Assets  are  stated at cost.  Depreciation is computed  by
       the   declining-balance   methods   over   the   following
       estimated useful lives:
                                                 Years

           Building                              29 - 32

           Furniture and equipment                3 - 10



       Retirement plans:

       The Company has a defined contribution pension plan and a profit sharing plan for employees who have met certain eligibility requirements. The Company's contribution to the pension plan is at a rate of 5% of eligible compensation and 10% of the excess of eligible compensation over the Social Security wage base as defined in the plan. Contributions to the profit sharing plan are discretionary as determined by the Board of Directors.

       Aggregate contributions for both plans for the years ended December 31, 1994 and 1993 were $209,847 and
       $215,046, respectively.

       Income taxes:

       The Corporation, with the consent of its shareholders, has elected to be taxed under Section 1362(a) of the Internal Revenue Code (S Corporation) and a similar section of the New York State franchise tax law, which provide that, in lieu of Corporation income taxes, the shareholders are taxed on their proportionate share of the Corporation's taxable income. Therefore, no provision for income taxes has been made in these financial statements.

       Also, no provision has been made for any amounts which may be advanced or paid as dividends to the shareholders to assist them in paying their personal income taxes on the income of the Corporation.


Note 2.Premium Trust Account

       Premiums  collected from insureds but not yet remitted  to
       insurance carriers are restricted as to use by  law.   The
       Company maintains premium trust accounts with balances as of December 31, 1994 as follows:


       Restricted cash                                   $ 1,705,151

       Premium receivables                                 3,625,627

                                                           5,330,778
                                                         -----------
       Premiums payable to  insurance companies           (3,301,308)

       Premium deposits and credits due customers         (1,952,420)
                                                         -----------
       Excess of restricted assets over
        applicable liabilities                              $ 77,050
                                                         ===========



Note 3.Cash Value  of Life Insurance

       The   Company  is  the  owner  and  beneficiary  of   life
       insurance    policies   on   the    lives    of    certain
       officers/shareholders. These policies have an aggregate face value of $5,000,000. At December 31, 1994 and 1993, the cash value of these policies was $76,028 and $59,215 at December 31, 1994 and 1993, respectively, and is included in other assets.


Note 4.Property and Equipment

       Property  and  equipment at December  31,  1994  and  1993 consist of the following:

                                           1994         1993

       Building and land                $ 1,626,275  $ 1,618,733
       Furniture and equipment            1,417,984    1,387,514
                                        -----------  -----------
                                          3,044,259    3,006,247
       Less accumulated depreciation      1,584,232    1,462,252
                                        -----------  -----------
                                        $ 1,460,027  $ 1,543,995
                                        ===========  ===========

Note 5.Long-Term Debt

       Long-term debt at December 31, 1994 and 1993 consists of the following:

                                                 1994        1993
       Mortgage note payable to a bank in
       monthly  installments  of   $7,542
       including  interest  at  9.5%  per
       annum    through   January   1998,
       collateralized   by   a   security
       interest  in real property.   This
       real  property  has a  depreciated
       cost  of $859,185 and $897,062  at
       December   31,  1994   and   1993,
       respectively.   A  final   balloon
       payment  of  $588,618  is  due  in
       January 1998.                            $ 679,391  $ 699,582

       Term  note payable to an insurance
       Company in monthly installments of
       $5,255 including interest at  5.5%
       per   annum  through  July   1997,
       collateralized   by   a   security
       interest   in   equipment.    This        147,180     200,319
       equipment  has a depreciated  cost
       of    $51,346   and   $85,577   at
       December   31,  1994   and   1993,
       respectively.                             147,180     200,319
                                               ---------   ---------
                                                 826,571     899,901
       Less current maturities                    79,925      74,275
                                               ---------   ---------
                                               $ 746,646   $ 825,626
                                               =========   =========

       The maturities required on long-term debt at December 31, 1994 are as follows:

       Years ending December 31,

           1995                                   $  79,925
           1996                                      89,202
           1997                                      68,825
           1998                                     588,619
                                                  ---------
                     Total                        $ 826,571
                                                  =========
       Cash payments for interest was $80,233 and $90,232 for the years ended December 31, 1994 and 1993, respectively.


Note 6.Retained Earnings

       The following is a summary of the components of retained earnings at December 31, 1994 and 1993 for both financial statement and income tax purposes:

                                             "C"          "S"
                                          Corporation  Corporation
                                           Retained      Retained
                                           Earnings      Earnings      Total

       For Financial Statement Purposes:
          Balance, December 31, 1993      $ 327,656     $ 521,628   $ 849,284

          Add:    Net income                      -        31,540      31,540


           Less:   Distributions to
                    Shareholders                  -       (33,719)    (33,719)
                                          ---------     ---------   ---------
          Balance, December 31, 1994      $ 327,656     $ 519,449   $ 847,105
                                          =========     =========   =========
       For Income Tax Purposes:
          Balance, December 31, 1993      $ 327,656     $  20,715   $ 348,371

          Add:    Net income                      -        58,433      58,433

          Less:   Distributions to
                   Shareholders                   -       (33,719)    (33,719)
                                          ---------      --------   ---------
          Balance, December 31, 1994      $ 327,656      $ 45,429   $ 373,085
                                          =========      ========   =========


       S  Corporation  retained earnings  at  December  31,  1994 included $81,525 in the Accumulated Adjustments Account and $(36,096) in the Other Adjustments Account.

       The  difference between "S" Corporation retained  earnings for financial statement purposes and income tax purposes arises primarily from the excess of commission income recorded for financial statement purposes in excess of taxable commission income and accrued bonuses for financial reporting purposes which were not tax deductible until paid.


Note 7.Rental Income

       The Company leases portions of its building under operating lease agreements. The cost of the rented facilities is included in the balance sheets as a portion of the cost of property and equipment and is not separately determinable.

       The  leases  expire  at various dates  through   1998  and
       require future minimum annual rental income as follows:

       Years ending December 31,

           1995                                  $  104,685
           1996                                      69,036
           1997                                      69,036
           1998                                      34,518
                                                 ----------
                     Total                       $  277,275
                                                 ==========
       Rental income for these leases for the years ended December 31, 1994 and 1993 was $143,590 and $199,043,
       respectively.   Included in these amounts is  supplemental
       rental income relating to cost of living adjustments of $27,022 and $82,475 for the years ending December 31, 1994 and 1993, respectively.


Note 8.Leases

       The Company is liable under long-term noncancelable operating leases that relate to its branch sales locations. Certain leases require the Company to pay additional rent for the leased premises. The Company is also liable under a long-term operating lease for an automobile. Total rental expense under these leases for the years ended December 31, 1994 and 1993 amounted to $152,967 and $191,807, respectively.

       Future minimum lease payments under these leases consist of the following:

       Years ending December 31,

           1995                                  $  117,200
           1996                                     117,200
           1997                                     117,200
           1998                                     117,200
           1999                                      34,800
                                                 ----------
                     Total                       $  503,600
                                                 ==========

Note 9.Receivable From Affiliate

       Other assets includes a noncurrent receivable from an affiliate, Gow Management Services, Inc. Gow Management
       Services, Inc. provides loss control and claim control services to customers of S. H. Gow & Company, Inc.

       Currently, Gow Management Services, Inc. does not have the ability to repay the entire amount owed to the Company, however, management anticipates that income generated over the next several years will be sufficient to enable repayment. Transactions with Gow Management Services, Inc. resulted in charges for services resulting in operating expenses of $135,000 in 1994 and $120,000 in 1993.


Note 10.Common Stock

       Common stock at December 31, 1994 and 1993 consists of the following:


       Class A, par value $1, voting;
        100  shares authorized, 76 shares issued
        and outstanding                             $      76

       Class B, par value $1, non-voting;
        2,900  shares authorized, 2,888 shares
        issued and outstanding                           2,888
                                                     ---------
                                                     $   2,964
                                                     =========


       Note 11.Shareholder Agreements

       Three shareholders have entered into a stock purchase and sale agreement which states, among other things, that in the event one of these shareholders dies, the Company is required to buy all the shareholder's stock. The purchase price per share resulting from a death during 1995 will be $1,952. This agreement can be funded with the proceeds of life insurance policies mentioned in Note
       3. In the event one of the shareholder's wishes to sell his shares of the Company, such shares must first be offered to the Corporation and the remaining shareholders.


       See Accountant's Review Report.

                    S. H. Gow & Company, Inc.

                        Financial Report
                           (Compiled)

          Nine Months Ended September 30, 1996 and 1995
















                            CONTENTS






         ACCOUNTANTS' COMPILATION REPORT
            ON THE FINANCIAL STATEMENTS                   1
         FINANCIAL STATEMENTS

            Balance sheets                                2

            Statements of  income                         3

            Statements of shareholders' equity            4

            Statements of cash flows                      5










                 INDEPENDENT ACCOUNTANTS' REPORT



To the Board of Directors
S. H. Gow & Company, Inc.
Buffalo, New York

We have compiled the accompanying balance sheets of S. H. Gow & Company, Inc. as of September 30, 1996 and 1995, and the related statements of income, shareholders' equity, and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting information that is the representation of management in the form of financial statements. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.


                                   /s/ Dopkins & Company
                                   CERTIFIED PUBLIC ACCOUNTANTS

December 5, 1996

S.H. GOW & COMPANY, INC.

BALANCE SHEETS
September 30, 1996 and 1995


ASSETS                                  1996         1995

Current Assets
   Cash, including $2,039,806
    and $2,640,694, respectively,
    of restricted funds             $ 2,079,534   $  2,709,866
   Receivables:
    Premiums                          3,116,151      3,241,895
    Other                                72,416        293,726
                                    -----------   ------------
                                      3,188,567      3,535,621
   Prepaid expenses                      34,590         85,820
                                    -----------   ------------
         Total current assets         5,302,691      6,331,307

   Investments                                0         24,412

   Property and Equipment, Net        1,319,230      1,430,458

   Intangible assets                     45,690         45,690
      Less accumulated amortizaiton      25,130         15,992
                                    -----------   ------------
                                         20,560         29,698

   Other Assets                          98,081         86,359
                                    -----------   ------------
                                    $ 6,740,562   $  7,902,234
                                    ===========   ============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Premiums payable to insurance
   companies                        $ 3,340,755   $  4,200,412
  Accounts payable and accrued
   expenses                             130,459        137,907
  Premium deposits and credits
   due customers                      1,396,956      1,583,991
  Current portion of long-term debt      78,969         87,696
                                    -----------    -----------
     Total current liabilities        4,947,139      6,010,006

Long-term debt                          599,731        677,493

Shareholders' Equity
  Common stock                            2,964          2,964
  Retained earnings                   1,190,728      1,211,771
                                    -----------   ------------
                                      1,193,692      1,214,735
                                    -----------   ------------
                                    $ 6,740,562   $  7,902,234
                                    ============  ============




See accountants' compilation report.

S.H. GOW & COMPANY, INC.

STATEMENTS OF INCOME
Nine Months Ended September 30, 1996 and 1995


                                      1996          1995
REVENUES
  Commissions and fees            $ 3,672,427    $ 3,766,650
  Investment income                    40,025         35,384
  Other                               126,870        127,796
                                  -----------    -----------
                                    3,839,322      3,929,830




OPERATING EXPENSES
  Compensation and employee
   benefits                         1,958,875     2,050,719
  Other operating expenses          1,395,684     1,402,246
  Amortization of intangibles           6,854         6,854
  Interest expense                     49,684        53,790
                                  -----------   -----------
                                    3,411,097     3,513,609
                                  -----------   -----------
          Net Income              $   428,225   $   416,221
                                  ===========   ===========
          Net Income Per
           Common Share           $    144.48   $    140.43
                                  ===========   ===========

Weighted Average Number of Shares
 of Common Stock Outstanding            2,964         2,964
                                  ===========   ===========





















See accountants' compilation report.

S.H. GOW & COMPANY, INC.

STATEMENTS OF SHAREHOLDERS' EQUITY
Nine Months Ended September 30, 1996 and 1995


                                          Common     Retained
                                          Stock     Earnings      Total

Balance at January 1, 1995              $  2,964  $  847,105  $  850,069


Payment of dividends ($17.39 per share)        0     (51,555)    (51,555)

Net income                                     0     416,221     416,221


                                        --------  ----------  ----------
Balance at September 30, 1995           $  2,964  $1,211,771  $1,214,735
                                        ========  ==========  ==========


Balance at January 1, 1996              $  2,964   $ 765,219   $ 768,183

Payment of dividends ($.92 per share)          0      (2,716)     (2,716)

Net income                                     -     428,225     428,225


                                        --------  ----------  ----------
Balance at September 30, 1996           $  2,964  $1,190,728  $1,193,692
                                        ========  ==========  ==========
















See accountants' compilation report.

S.H. GOW & COMPANY, INC.

STATEMENTS OF CASH FLOWS
Nine Months Ended September 30, 1996 and 1995


                                                      1996         1995
OPERATING ACTIVITIES
   Net income                                     $  428,225   $   416,221
   Adjustments to reconcile net
     income to net cash provided by
     operating activities:
     Depreciation                                     86,610        81,376
     Amortization of intangible assets                 6,854         6,854
     Loss on sale of property and equipment            2,036         2,302
     Gain on sale of investments                     (52,316)            0
                                                 -----------   -----------
                                                     471,409       506,753
   Changes in operating assets and liabilities:
     Decrease in accounts receivable                  502,078      112,734
     (Increase) decrease in prepaid expenses           20,101      (28,185)
     Increase (decrease) in  premiums payable
      to insurance companies                         (155,158)     899,104
     Decrease in accounts payable and
      accrued expenses                               (158,909)    (128,968)
     Decrease in premium deposits and
      credits due customers                          (425,558)    (368,429)
     Other operating activities                        35,790      174,382
                                                 ------------  -----------
Net Cash Provided By Operating Activities             289,753    1,167,391

INVESTING ACTIVITIES
   Purchase of property and equipment                  (8,889)    (54,109)
   Proceeds from sale of property and equipment           233           0
   Proceeds from sale of investments                   76,631           0
                                                 ------------  ----------
Net Cash Provided By (Used In) Investing Activities    67,975     (54,109)

FINANCING ACTIVITIES
   Principal payments on long-term debt               (65,499)     (61,382)
   Dividends                                           (2,716)     (51,555)
                                                 ------------   ----------
Net Cash Used In Financing Activities                 (68,215)    (112,937)

   Increase in cash                                   289,513    1,000,345
   Cash at beginning of year                        1,790,021    1,709,521
                                                  -----------  -----------
   Cash at end of year                            $ 2,079,534  $ 2,709,866
                                                  ===========  ===========















See accountants' compilation report.

                    S. H. Gow & Company, Inc.

                        Financial Report
                           (Compiled)

         Three Months Ended September 30, 1996 and 1995
















                            CONTENTS






         ACCOUNTANTS' COMPILATION REPORT
            ON THE FINANCIAL STATEMENTS                   1
         FINANCIAL STATEMENTS

            Balance sheets                                2

            Statements of  income                         3











                 INDEPENDENT ACCOUNTANTS' REPORT



To the Board of Directors
S. H. Gow & Company, Inc.
Buffalo, New York

We have compiled the accompanying balance sheets of S. H. Gow & Company, Inc. as of September 30, 1996 and 1995, and the related statements of income for the three months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting information that is the representation of management in the form of financial statements. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures and statements of cash flows required by generally accepted accounting principles. If the omitted disclosures and the statements of cash flows were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.



                                   /s/ Dopkins & Company
                                   CERTIFIED PUBLIC ACCOUNTANTS

December 5, 1996

S.H. GOW & COMPANY, INC.

BALANCE SHEETS
September 30, 1996 and 1995


ASSETS                                    1996          1995

Current Assets
  Cash, including $2,039,806 and
   $2,640,694, respectively,
   of restricted funds               $ 2,079,534   $ 2,709,866
  Receivables:
    Premiums                           3,116,151     3,241,895
    Other                                 72,416       293,726
                                     -----------   -----------
                                       3,188,567     3,535,621
   Prepaid expenses                       34,590        85,820
                                     -----------   -----------
         Total current assets          5,302,691     6,331,307

  Investments                                  0        24,412

  Property and Equipment, Net          1,319,230     1,430,458

   Intangible assets                      45,690        45,690
      Less accumulated amortization       25,130        15,992
                                     -----------   -----------
                                          20,560        29,698

   Other Assets                           98,081        86,359
                                     -----------   -----------
                                     $ 6,740,562   $ 7,902,234
                                     ===========   ===========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Premiums payable to insurance
   companies                         $ 3,340,755   $ 4,200,412
  Accounts payable and accrued
   expenses                              130,459       137,907
  Premium deposits and credits
   due customers                       1,396,956     1,583,991
  Current portion of long-term debt       78,969        87,696
                                     -----------   -----------
         Total current liabilities     4,947,139     6,010,006

Long-term debt                           599,731       677,493

Shareholders' Equity
  Common stock                             2,964         2,964
  Retained earnings                    1,190,728     1,211,771
                                     -----------   -----------
                                       1,193,692     1,214,735
                                     -----------   -----------
                                     $ 6,740,562   $ 7,902,234
                                     ===========   ===========





See accountants' compilation report.

S.H. GOW & COMPANY, INC.

STATEMENTS OF INCOME
Three Months Ended September 30, 1996 and 1995


                                      1996            1995
REVENUES
  Commissions and fees            $ 1,315,648   $  1,236,080
  Investment income                    16,082         15,526
  Other                                82,599         44,888
                                  -----------   ------------
                                    1,414,329      1,296,494



OPERATING EXPENSES
  Compensation and employee benefits  602,517        660,907
  Other operating expenses            459,985        458,102
  Amortization of intangibles           2,285          2,285
  Interest expense                     16,307         18,348
                                  -----------    -----------
                                    1,081,094      1,139,642
                                  -----------   ------------
          Net Income              $   333,235   $    156,852
                                  ===========   ============
          Net Income Per Common
           Share                  $    112.43   $      52.92
                                  ===========   ============

Weighted Average Number of Shares
 of Common Stock Outstanding            2,964          2,964
                                  ===========   ============




















See accountants' compilation report.

SELECTED FINANCIAL DATA


The following selected financial data for the year ended December 31, 1995 is derived from the audited financial statements of Gow Management Services, Inc. The financial data for periods ended September 30, 1996 and 1995 and the years ended December 31 1994,1993, 1992 and 1991 are derived from unaudited financial statements. The unaudited financial statements include all adjustments consisting of normal recurring accruals, which Gow Management Services, Inc. considers necessary for a fair presentation of the financial position and the results of operations of these periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The data should be read in conjunction with the financial statements, related notes and other financial information included herein.



                                     Nine Months
                                        Ended
                                      Sept. 30                              Year Ended December  31
                               ----------------------   ---------------------------------------------------------
                                  1996        1995        1995        1994        1993        1992        1991
                               (UNAUDITED) (UNAUDITED)             (UNAUDITED) (UNAUDITED) (UNAUDITED) (UNAUDITED)
                                                             (in thousands)
Statement of Income
Data:

Commissions and fees             $   709      $  641     $   980      $  924      $   768     $  650      $   681
                                 -------      ------     -------      ------      -------     ------      -------
Total revenues                       709         641         980         924          768        650          681


Compensation and employee benefits   486         492         695         663          600        508          456
Other operating expenses             158         152         176         205          152        144          185
                                 -------      ------     -------       -----      -------     ------      -------
Total expenses                       644         644         871         868          752        652          641
                                 -------      ------     -------       -----      -------     ------      -------
Income before incme taxes             65          (3)        109          56           16         (2)          40

Income taxes                          10           3          33          16           (2)         0            0
                                 -------      ------     -------       -----      -------     ------      -------
Net income                            55          (6)         76          40           18         (2)          40
                                 =======      ======     =======       =====      =======     =======     =======


Balance Sheet Data:

Total assets                     $   198      $  267     $   209      $  263      $   145      $  165     $   170

Long-term debt, less current portion   -           -           -           -            -           -           -

Total shareholders' equity            65         (72)         10         (66)        (106)       (163)       (163)


SELECTED FINANCIAL DATA
The following selected financial data for the year ended December 31, 1995 is derived from the audited financial statements of S. H. Gow & Company, Inc. The financial data for the nine month periods ended September 30, 1996 and 1995 and the years ended December 31, 1994, 1993, 1992 and 1991 are derived from unaudited financial statements. The unaudited financial statements include all adjustments consisting of normal recurring accruals, which S. H. Gow & Company Inc. considers necessary for a fair presentation of the financial position and the results of operations of these periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The data should be read in conjunction with the financial statements, related notes and other financial information included herein.



                                     Nine Months
                                       Ended
                                      Sept. 30                           Year Ended December 31
                               ----------------------   ------------------------------------------------------
                                  1996        1995       1995      1994        1993        1992        1991
                               (Unaudited) (Unaudited)          (Unaudited) (Unaudited) (Unaudited) (Unaudited)
                                                               (in thousands)
Statement of Income
Data:

Commissions and fees             $ 3,672     $ 3,767   $ 4,830   $ 4,842      $ 5,016     $ 5,150     $ 5,749
Interest income and other            167         163       215       453          252         192         261
                                 -------     -------   -------   -------      -------     -------     -------
Total revenues                     3,839       3,930     5,045     5,295        5,268       5,342       6,010


Compensation and employee benefits 1,959       2,051     3,590     3,824        3,616       3,739       3,879
Other operating expenses           1,402       1,409     1,414     1,359        1,516       1,701       1,986
Interest expense                      50          54        71        80           90          63         111
                                 -------     -------   -------   -------      -------     -------     -------
Total expenses                     3,411       3,514     5,075     5,263        5,217       5,500       5,976
                                 -------     -------    ------   -------      -------     -------     -------
Net income (loss)                 $  428      $  416     $ (30)   $   32       $   51      $ (158)     $   34
                                 =======     =======    =======  =======      =======     =======     =======

Balance Sheet Data:

Total assets                     $ 6,741     $ 7,902   $ 7,120   $ 7,197      $ 7,724     $ 6,095     $ 7,402

Long-term debt, less durrent portion 600         677       657       747          826         904         725

Total shareholders' equity         1,194       1,215       768       850          852         801     958


S. H. GOW & COMPANY, INC. and

GOW MANAGEMENT SERVICES, INC.



MANAGEMENT DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS



     S. H. Gow and Company, Inc. operates primarily as a Property and  Casualty insurance agency, and Gow Management Services, Inc.
provides  various  insurance  services,  primarily  Third   Party
Administration.

     The income of S. H. Gow and Company, Inc. (the Company), is principally derived from the commissions earned from the placement of insurance policies with various insurance carriers. Such commissions are generally a percentage of the premium of the related insurance policy. Commission rates vary among the different carriers and among the different types of policies placed. Recent market conditions have resulted in reduced premiums rates and related commissions for the Company.

     The income for Gow Management Services, inc. is principally derived from fees for Third Party Administration and Loss Control contracts. Fees are based on anticipated salaries, related cost and administrative cost in fulfillment of various service contracts.

     Management cannot predict the future changes in the market conditions or the effect that they may have on the Company's operations.


RESULTS OF OPERATIONS

     The combined operating results for S. H. Gow & Company, Inc.
and Gow Management Services, Inc., are as follows:

     Total revenues for 1995 were $6,024,765, a decrease of $193,915, or 3.1% from 1994. For 1994, total revenues were $6,218,680, an increase of $182,130, or 3.0% from 1993.

     Commissions and fees for 1995 increased by $43,780, or  .8%.
For 1994, commissions and fees decreased by $17,930 or .3%.

     Nonoperating income and other revenues decreased by $237,695 in 1995 and increased by $200,060 in 1994. These fluctuations are due mainly to a one time profit for S.H. Gow & Company, Inc., resulting from the dissolution of a related trust.

     Total operating expenses for 1995 were $5,945,773 a decrease of $185,077 or 3.0% from 1994. For 1994, total operating expenses were $6,130,850 an increase of $161,729, or 2.7% from 1993.

     Compensation  and  employee  benefits  costs,  including   a
Retirement Plan contribution, for 1995 were $4,284,893, a decrease of $202,102, or 4.5% from 1994. This decrease was attributable primarily to owners and officers bonuses. For 1994, compensation and employee benefits costs were $4,486,995, an increase of $275,991 or 6.6% from 1993.

     For 1995, other operating expenses increased $26,067, or 1.7% from 1994 because of brokers' fees, increase in insurance cost and bad debts. For 1994, other operating expenses decreased
$113,401, or 6.8% from 1993.

     There was no interest expense related to insurance operations for 1995 or 1994. S. H. Gow & Company, Inc. does own the office building of its primary location at 344 Delaware Avenue, Buffalo, New York, and has an outstanding mortgage.


RECENT INTERIM RESULTS

     For the nine months ended September 30, 1996, commission and fee income decreased by $26,474 or .6 % from the nine months ended September 30, 1995. Other revenue increased by $3,715, or 2.3%.

     Compensation and employee benefits for the nine months ended
September 30, 1996, decreased $97,863, or 3.9% from the nine months ended September 30, 1995. This is primarily due to a reduction in existing staff.

     Other operating expenses for the nine months ended September
30,  1996,  decreased $1,441 from the nine months ended September
30, 1995.

     No provision for income taxes was made on the part of S. H. Gow & Company, Inc. because it is a Sub-Chapter (S) corporation. Gow Management Services, Inc., a C corporation, does accrue for income taxes. For nine months ending September 30, 1996, this amount totaled $10,364.


CAPITAL RESOURCES


     As of September 30, 1996, the Company had total assets of $6,938,366, and total liabilities of $5,680,130.